Exhibit 99.1

FOR IMMEDIATE RELEASE
April 6, 2023	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS
SECOND FISCAL QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that same store sales1 increased 7.6% for its Good Times brand and increased 4.6% for its Bad Daddy’s brand, and that average weekly sales2 were $27,510 and $52,432 for its Good Times and Bad Daddy’s brands, respectively for its second fiscal quarter ended March 28, 2023.

Ryan Zink, President and CEO, said “During the second quarter, we purchased the membership interests in five previously joint-venture Bad Daddy’s restaurants, four in North Carolina and one in South Carolina, and began the remodel of our previously-franchised Bad Daddy’s restaurant in Greenville, South Carolina, which is expected to re-open April 10, 2023. At Good Times, four of our six Denver-area franchisee-owned restaurants installed digital drive-thru menu boards, leaving only two Denver-area restaurants with legacy menu boards. We also completed the installation of our new sign package at four additional company-owned restaurants.”

“We continue to focus on driving sales and guest counts through segment-leading differentiation at both brands. We have continued the modernization of our Good Times concept through incremental technology and investments to improve the visual appeal of our drive-thru restaurants. During the quarter, we closed our Bad Daddy’s at Cherry Creek as the lease term ended and the landlord is redeveloping the area. We are excited to continue the expansion of the Bad Daddy’s brand with our newest Bad Daddy’s in Madison, Alabama opening near the end of fiscal 2023. Madison will be our second restaurant in the greater-Huntsville market,” Zink continued.

Mr. Zink concluded, “Our strong sales results were benefitted by menu pricing at both brands, and at Bad Daddy’s we are thrilled about the year-over-year traffic growth in addition to our sales growth. During the quarter, average menu prices increased from the same prior-year quarter by 10.5% at Good Times and 3.4% at Bad Daddy’s. We increased price at a greater rate at our restaurants in Colorado in an effort to offset the fierce state-specific wage pressures we are experiencing resulting from both statutory wage rate increases and general labor market dynamics. I continue to admire the passion for our brands and the focused attention to our guests that our operations teams continue to deliver.”

1 Same store sales include all company-owned restaurants currently open with at least 18 full fiscal months of operating history and for Bad Daddy’s excludes the Magnolia Park restaurant during the March fiscal period, during which it was closed for renovations.

2 Average weekly sales include all company-owned restaurants open for the full fiscal quarter and for Bad Daddy’s excludes the Magnolia Park restaurant during the March fiscal period, during which it was closed for renovations.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, and licenses 40 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly owned subsidiaries, Good Times Restaurants Inc. owns, operates and franchises 31 Good Times Burgers & Frozen Custard restaurants primarily in Colorado. Good Times is a regional quick-service concept featuring 100% all-natural burgers and chicken sandwiches, signature wild fries, green chili breakfast burritos and fresh frozen custard desserts.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the Company's financial performance and its cash flows from operations, general economic conditions, which could adversely affect the Company's results of operations and cash flows. These risks also include such factors as the disruption to our business from the COVID-19 pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the impact of supply chain constraints and the current inflationary environment, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 27, 2022 filed with the SEC, and other filings with the SEC.

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440

Category: Financial